Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Annual and Fourth Quarter 2023 Operating Results
SAN FRANCISCO, February 21, 2024 — The Federal Home Loan Bank of San Francisco (Bank) today announced its unaudited annual and fourth quarter 2023 operating results. Net income for 2023 was $539 million, an increase of $216 million compared with net income of $323 million for 2022. Net income for the fourth quarter of 2023 was $120 million, an increase of $3 million compared with net income of $117 million for the fourth quarter of 2022.
“In 2023, the Federal Home Loan Bank of San Francisco played a critical role in providing on-demand liquidity to our members, which provided stability during a period of extraordinary market turbulence and rapid interest rate hikes,” said Teresa Bryce Bazemore, president and chief executive officer. “We remain committed to our congressionally mandated mission to provide low-cost liquidity to our members and funding for affordable housing and economic development across our three-state region. As we look ahead in 2024, we remain focused on supporting the important role community lenders play in fostering the economic health of our local communities.”

The $216 million increase in 2023 net income relative to 2022 was primarily attributable to an increase in net interest income of $232 million and an improvement in other income/(loss) of $38 million, partially offset by an increase of $38 million in other expense.
•The $232 million increase in net interest income was primarily attributable to higher average balances and yields on interest-bearing assets compared to 2022, partially offset by higher average balances and costs of interest-bearing liabilities. The increase in net interest income was also attributable to an increase of $115 million in income resulting from higher net advance prepayment fees, which were elevated in 2023, primarily as a result of heightened advance prepayment activity during the year, which are not expected to occur at similar levels in the future.
•The $38 million improvement in other income/(loss) was primarily driven by an increase in fair value on the Bank's fair value option instruments and economic derivatives. Included in other income/(loss) for 2023 was $33 million in net realized losses from economic derivatives hedging prepaid advances. Additionally, the Bank received $28 million in settlement proceeds in 2022 from the final resolution of litigation of one of the Bank's private-label mortgage-backed securities (PLRMBS); there was no similar activity in 2023.

•The $38 million increase in other expense was primarily driven by increases of $11 million in compensation and benefits and $12 million in charitable "mission-oriented" contributions primarily to fund downpayment assistance grants to middle-income homebuyers (delivered by participating member financial institutions).

For the fourth quarter of 2023, net income was $120 million, an increase of $3 million compared to the same period during the prior year. The increase was primarily attributable to a change in other income/(loss) of $22 million driven by an increase in fair value on the Bank's fair value option instruments and economic derivatives. Included in other income/(loss) for the fourth quarter of 2023 was $12 million in net realized gains from economic derivatives hedging prepaid advances. Additionally, the provision for/(reversal of) credit losses decreased by $9 million which was largely attributable to increases in the fair values and the present value of expected cash flows of certain PLRMBS. These increases were partially offset by a decrease of $19 million in net interest income for the fourth quarter of 2023, driven by higher dividends paid on mandatorily redeemable capital stock classified as interest expense.

At December 31, 2023, total assets were $92.8 billion, a decrease of $28.3 billion from $121.1 billion at December 31, 2022. Advances decreased by $28.1 billion to $61.3 billion at December 31, 2023, from $89.4 billion at December 31, 2022. Investments at December 31, 2023, remained unchanged at $30.3 billion compared to December 31, 2022, attributable to an increase of $4.5 billion in mortgage-backed securities that was largely offset by a decrease of $3.4 billion in securities purchased under agreements to resell and $0.9 billion in federal funds sold.
The Affordable Housing Program (AHP) is an annual statutory grant program that supports the creation, preservation, or purchase of affordable housing and is funded with 10% of the Bank’s previous year’s net income. In 2023, the Bank awarded $32.9 million in competitive AHP grants to support 38 projects that will create more than 2,800 units of affordable housing throughout Arizona, California, and Nevada, and allocated $12.5 million in 2023 to its Workforce Initiative Subsidy for Homeownership program. The Bank has allocated $63.4 million from its 2023 earnings for its 2024 AHP, an increase of $27.4 million, or 76%, compared to $36.0 million allocated from its 2022 earnings for the 2023 AHP. Also in 2023, the Bank announced a series of measures designed to support its members and the communities they serve, including plans to voluntarily allocate up to an additional 5% of its annual net income to affordable housing and economic development programs, in addition to its annual AHP contribution.

As of December 31, 2023, the Bank exceeded all regulatory capital requirements. The Bank exceeded its 4.0% regulatory requirement with a regulatory capital ratio of 8.0% at December 31, 2023. The increase in the regulatory capital ratio from 6.4% at December 31, 2022, mainly resulted from the decrease in total assets during 2023. The Bank also exceeded its risk-based capital requirement of $1.2 billion with $7.4 billion in permanent capital. Total retained earnings increased to $4.3 billion at December 31, 2023, from $4.0 billion at December 31, 2022.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the fourth quarter of 2023 at an annualized rate of 8.75%, an increase from the 8.25% rate paid for the prior quarter. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend rate that is equal to or greater than the current market rate for a highly rated investment (e.g., SOFR) and that is sustainable under current and projected earnings while maintaining appropriate levels of capital. The quarterly dividend will total $69 million, and the Bank expects to pay the dividend on March 14, 2024.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec 31, 2023	Dec 31, 2022
Total Assets	$92,828	$121,056
Advances	61,335	89,400
Mortgage Loans Held for Portfolio, Net	754	815
Investments, Net[1]	30,294	30,291
Consolidated Obligations:
Bonds	64,297	75,768
Discount Notes	19,187	35,929
Mandatorily Redeemable Capital Stock	706	5
Capital Stock – Class B – Putable	2,450	3,758
Retained Earnings	4,290	3,994
Accumulated Other Comprehensive Income/(Loss)	(72)	(29)
Total Capital	6,668	7,723

Selected Other Data at Period End	Dec 31, 2023	Dec 31, 2022
Regulatory Capital Ratio[2]	8.02%	6.41%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net Interest Income	$162	$181	$799	$567
Provision for/(Reversal of) Credit Losses	(3)	6	4	15
Other Income/(Loss)	22	—	7	(31)
Other Expense	52	45	200	162
Affordable Housing Program Assessment	15	13	63	36
Net Income/(Loss)	$120	$117	$539	$323

	Three Months Ended		Twelve Months Ended
Selected Other Data for the Period	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net Interest Margin[3]	0.72%	0.62%	0.71%	0.66%
Return on Average Assets	0.52	0.40	0.47	0.37
Return on Average Equity	7.29	6.24	7.60	4.67
Annualized Dividend Rate[4]	8.25	7.00	7.49	6.30
Average Equity to Average Assets Ratio	7.15	6.47	6.23	8.02

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2023 and 2022, was $7.4 billion and $7.8 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividends are declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Report on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses; future operating results; the withdrawal of one or more large members; high rates of inflation and increases in interest rates that may adversely affect our members and their customers; and our ability to pay a quarterly dividend rate that is equal to or greater than the current rate for a highly rated investment. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Tom Flannigan, (415) 616-2695
flannigt@fhlbsf.com